Exhibit 99.1

LIVEXLIVE APPOINTS BRIDGET BAKER TO ITS BOARD OF DIRECTORS

Accomplished media, tech and entertainment executive is the former president of content distribution at NBCUniversal and a co-founder of CNBC

Los Angeles, CA - (October 21, 2019) - LiveXLive Media Inc. (NASDAQ: LIVX) ("LiveXLive"), a global digital media company focused on live entertainment, today announced the appointment of Bridget Baker to its Board of Directors. Ms. Baker, the CEO of Baker Media, Inc., and former president of content distribution at NBCUniversal, has also been named to the Board’s compensation committee. Her appointment is effective as of October 20, 2019.

At NBCUniversal, Ms. Baker launched CNBC and MSNBC, and played a key role steering the company into cable and emerging technologies. She was instrumental in building and later overseeing NBCU’s multibillion subscription revenue business, helping to establish one of the most valuable network portfolios in the world. From 2002 – 2012, she was involved in acquisitions and integrations totaling nearly $50 billion, including Bravo, Telemundo, Vivendi/Universal, Oxygen and Comcast. Ms. Baker served on NBCU’s management committee and was at the forefront of a wide range of strategic initiatives, from expanded coverage of the Olympic Games to the creation of Hulu.

“Bridget’s deep expertise across the media landscape make her a perfect addition to our board as we continue to develop our programming, grow our global distribution, and expand our leadership team,” said Robert Ellin, Chairman and CEO of LiveXLive. “She is an innovator and a visionary, as she has demonstrated over and over again via her extraordinary record of success building asset value across television, cable and streaming platforms.”

“I am excited to join the board of directors of LiveXLive,” said Ms. Baker. “LiveXLive’s platform delivers global social engagement to passionate music superfans through mobile first technology and I look forward to helping shape its future.”

The recipient of the Vanguard Award for Leadership, one of the cable industry’s highest honors, Ms. Baker was the first and only woman to serve on the board of communications provider General Communication Inc. of Alaska (Nasdaq: GNCMA) until its merger in 2018 with Liberty Interactive (Nasdaq: GLIBA). Ms. Baker serves on the Executive Committee and Board of Directors of The Cable Center, an educational nonprofit organization that advances innovation in media and telecommunications and is a 17-year trustee of her alma mater, Pitzer College, in Claremont, CA. Ms. Baker studied Modern British Politics at Exeter College, Oxford University, and received her BA in Political Studies from Pitzer College where she was honored in 2010 as a Distinguished Alumni. With roots in Alaska, Ms. Baker began her career on Capitol Hill as an aide to United States Senator Ted Stevens and serves on the board of directors of the Ted Stevens Foundation.

Ms. Baker joins LiveXLive directors Ramin Arani, former lead portfolio manager Fidelity Investments; Craig Foster, former CFO of Amobee; Jay Krigsman, EVP and Asset Manager of the Krausz Companies; Kenneth Solomon, CEO of The Tennis Channel; Tim Spengler, President of Dentsu Aegis; Patrick Wachsberger, the founder and president of Picture Perfect and the former Co-Chairman of Lionsgate; Jerry Gold, LiveXLive’s Chief Strategy Officer and former CFO of Warner Music; and LiveXLive’s CEO and Chairman Robert Ellin.

A next generation live social music platform connecting bands, brands, and fans, LiveXLive has livestreamed premier music festivals from all over the world, producing in excess of 288 hours of content featuring 226 artists since April 1, 2019. LiveXLive has also developed a slate of original programming that includes more than 300 pieces of short-form content comprised of live performances, podcasts, artist interviews, lifestyle segments, and show pilots. Unifying people globally through the universal language of music, LiveXLive has livestreamed concerts and festivals all over the world, from Shanghai to Mexico City.

###

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the "Company") is a global digital media company focused on live entertainment. The Company operates LiveXLive, the first 'live social music network', delivering premium livestreams, digital audio and on-demand music experiences from the world's top music festivals and concerts, including Rock in Rio, EDC Las Vegas, the Montreux Jazz Festival, and many others. LiveXLive also gives audiences access to premium original content, artist exclusives and industry interviews. For more information, visit www.livexlive.com and follow us on Facebook, Instagram and Twitter at @livexlive.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are "forward-looking statements," which may often, but not always, be identified by the use of such words as "may," "might," "will," "will likely result," "would," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements. These factors include uncertainties as to identifying, acquiring, securing and developing content, ability to attract and retain users, ability to maintain compliance with certain financial and other covenants, successfully implementing the Company's growth strategy, including relating to its technology platforms and applications, management's relationships with industry stakeholders, changes in economic conditions, competition, and other risks including, but not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Securities and Exchange Commission (the "SEC") on June 24, 2019, Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019, and in the Company's other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements, except as may be required by law.

Media Contacts:

Rick Jennings

Step 3

rick@step-3.com

310-428-8575

Julie Farman

LiveXLive Media, Inc.

jfarman@livexlive.com

(310) 597-0355

Investor Contact:

Alex Wellins

The Blueshirt Group

alex@blueshirtgroup.com

(415) 217-5861